Exhibit 10.47

EXCLUSIVE LICENSE AGREEMENT

This license agreement (“Agreement”) is made effective this 8th day of February 2018 (“Effective Date”), by and between Torque Research & Development, Inc. (“Licensor” or “TRD”) and MyDx, Inc. a Nevada corporation (“Licensee”).

BACKGROUND

A.       Certain IP, trade secrets, know how, inventions, generally characterized as “Manufacturable, Medical Grade Plastic Smart Devices and Related Medical Software Applications for Prescribers, Administrators and Patient Applications.” (collectively “Invention”), were made in the course of research at Licensor.

D.       The Licensee has evaluated the Invention under a Secrecy Agreement with TRD with an effective date of January 19, 2017.

E.       The Licensee and Licensor have executed an Option Agreement with an effective date of February 8, 2017.

F.       The Licensee and Licensor have entered into a research agreement on February 8, 2017 (“Research Agreement”).

G.       The Licensee wishes to obtain certain rights from TRD for the commercial development of the Invention, in accordance with the terms and conditions set forth herein and

H.       The scope of such rights granted by Licensor is intended to extend to the scope of the patents and patent applications in Patent Rights, but only to the extent that Licensor has proprietary rights in and to the Valid Claims of such Patent Rights or Inventions.

I.       Both parties recognize and agree that Earned Royalties are due under this Agreement with respect to products, services and methods and that such royalties will be paid with respect to Inventions including but not limited to pending patent applications and issued patents, in accordance with the terms and conditions set forth herein.

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K.       Both parties recognize and agree that Earned Royalties due under this Agreement will be based on the Licensee’s or a Sublicensee’s last act of infringement of Invention and/or Patent Rights within the control of the Licensee or a Sublicensee, regardless of whether the Licensee or a Sublicensee had control over prior infringing acts; the parties intend that Earned Royalties due under this Agreement will be calculated based on the Net Sales of the product or service resulting from the last act of infringement by the Licensee and its Sublicensees.

The parties agree as follows:

1.       DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1       “Affiliate” of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee. “Control” means (i) having the actual, present capacity to elect a majority of the directors of such affiliate; (ii) having the power to direct at least forty percent (40%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2       “Attributed Income” means the total gross proceeds (exclusive of Earned Royalties of Sublicensees but including, without limitation, any license fees, maintenance fees, or milestone payments), whether consisting of cash or any other forms of consideration and whether any rights other than Patent Rights are granted, which gross proceeds are received by or payable to the Licensee, any Affiliate and/or Joint Venture from any Sublicensee in consideration of the grant of a sublicense under this Agreement. Notwithstanding the foregoing, Attributed Income shall not include proceeds attributed in such sublicense or such agreement, arrangement or other relationship to bona fide (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in the Licensee at market value; (iii) reimbursements of Patent Prosecution Costs actually incurred by the Licensee; and (iv) reimbursement for the actual cost of documented research and/or development services undertaken by the Licensee prior to the effective date of the sublicense for the applicable field of use of such sublicense and reimbursement for the actual cost of research and/or development services provided after the effective date of the sublicense by Licensee for the applicable Sublicensee under such sublicense on the basis of full-time equivalent (“FTE”) efforts of personnel at or below commercially reasonable and standard FTE rates. For the avoidance of doubt, any gross proceeds meeting the definition set forth above in this Article 1.2 shall be “Attributed Income” irrespective of whether such gross proceeds are received under one or more separate agreements and irrespective of how such gross proceeds are referred to or characterized by the Licensee or the Sublicensee. Also for avoidance of doubt, once a research and development expense is deducted from Attributed Income for any sublicense it can not be deducted again for that sublicense or any other sublicense.

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1.3       “Combination Product” means a combined Product that contains or uses a Licensed Product or Licensed Service and at least one other Product or process (a “Combination Product Component”), where (i) such Combination Product Component is not a Licensed Product or Licensed Service, (ii) if such Combination Product Component were removed from such combined Product or service, the manufacture, use, Sale or import of the resulting Product or service in or into a particular country would infringe, but for a license, the same Valid Claim in the country where such manufacture, use, Sale or import occurs as such combined Product or service, (iii) such Combination Product Component and such Licensed Product or Licensed Service are Sold separately from such combined Product or service by the Licensee or any Affiliate, Joint Venture or Sublicensee, and (iv) the market price of such combined Product is higher than the market price for such Licensed Product or Licensed Service as a result of such combined Product or serviced containing or using such Combination Product Component.

1.4       “Earned Royalty” means Sublicensee Royalty (as defined in Paragraph 8.2) and Royalty (as defined in Paragraph 9.1)

1.5       “Field of Use” means all fields within the United States of America unless otherwise amended by the parties to this Agreement.

1.6       “First Commercial Sale” means a bona fide good faith Sale of a Licensed Product in quantities sufficient to meet market demand.

1.7       “Joint Venture” means any separate entity established pursuant to an agreement between a third party and the Licensee and/or Sublicensee to constitute a vehicle for a joint venture, in which the separate entity manufactures, uses, purchases, Sells or acquires Licensed Products from the Licensee or Sublicensee.

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1.8       “Licensed Method” means any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.9       “Licensed Product” means any Product, including, without limitation, a Product for use or used in practicing a Licensed Method and any Product made by practicing a Licensed Method, the manufacture, use, Sale, offer for Sale or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.10       “Licensed Service” means any service provided for consideration (whether in cash or any other form), when such service (i) involves the use of a Licensed Product; or (ii) involves the practice of a Licensed Method.

1.11       “Net Invoice Price” means:

1.11.1	For Licensed Products and Licensed Services Sold to public companies with a market cap of seventy-five million or less or private companies with retained earnings of five million or less: (a) the gross invoice price charged and the value of any other consideration owed to the Licensee and/or any Sublicensee for such Licensed Product or Licensed Service, or (b) for Combination Products, the gross invoice price charged and the value of any other consideration owed to the Licensee and/or any Sublicensee for such Licensed Product or Licensed Service used in the Combination Product when such Licensed Product or Licensed Service is Sold separately from such Combination Product, less the following items, but only to the extent that they actually pertain to the disposition of such Licensed Product or Licensed Service, are included in the gross invoice price charged or other consideration owed, and are identified separately on a bill or invoice:

1.11.1.1	Allowances actually granted to customers for rejections, chargebacks, returns and prompt payment and volume discounts;

1.11.1.2	uncollectible debt up to a maximum of two percent (2%) of the gross invoice price;

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1.11.1.3	Freight, transport packing and insurance charges associated with transportation;

1.11.1.4	Taxes, including Deductible Value Added Tax, tariffs or import/export duties based on Sales when included in the gross invoice price, but excluding value-added taxes other than Deductible Value Added Tax or taxes assessed on income derived from Sales. “Deductible Value Added Tax” means only the portion of the value added tax that is actually incurred and is not reimbursable, refundable or creditable under the tax authority of any country; and

1.11.1.5	Rebates and discounts paid or credited pursuant to applicable law.

1.11.2	For Licensed Products and Licensed Services Sold to public companies with a market cap of more than seventy-five million or private companies with retained earnings of more than five million: (a) the amount of consideration actually received by the Licensee and/or any Sublicensee for such Licensed Product or Licensed Service, or (b) for Combination Products, the amount of consideration actually received by the Licensee and/or any Sublicensee for such Licensed Product or Licensed Service used in the Combination Product when such Licensed Product or Licensed Service is Sold separately from such Combination Product, less the following items, but only to the extent that they actually pertain to the disposition of such Licensed Product or Licensed Service, are included in the gross invoice price charged or other consideration owed, and are identified separately on a bill or invoice:

1.11.2.1	Allowances actually granted to customers for rejections, chargebacks, returns and prompt payment and volume discounts;

1.11.2.2	Freight, transport packing and insurance charges associated with transportation;

1.11.2.3	Taxes, including Deductible Value Added Tax, tariffs or import/export duties based on Sales when included in the gross invoice price, but excluding value-added taxes other than Deductible Value Added Tax or taxes assessed on income derived from Sales. “Deductible Value Added Tax” means only the portion of the value added tax that is actually incurred and is not reimbursable, refundable or creditable under the tax authority of any country; and

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1.11.2.4	Rebates and discounts paid or credited pursuant to applicable law.

1.12       “Net Sale” means:

1.12.1	except in the instances described in Paragraphs 1.12.2, 1.12.3 and 1.12.4 of this Paragraph, the Net Invoice Price;

1.12.2	for any Relationship-Influenced Sale of a Licensed Product or Licensed Service, Net Sales shall be based on the Net Invoice Price at which the Relationship-Influenced Sale Purchaser re-Sells such Licensed Product or Licensed Service;

1.12.3	in those instances where Licensed Product or Licensed Service is not Sold, but is otherwise exploited (except with respect to limited commercially reasonable quantities of Licensed Product or Licensed Service that are provided solely for demonstration, evaluation and feasibility purposes for no consideration) , the Net Sales for such Licensed Product or Licensed Service shall be the Net Invoice Price of products or services of the same or similar kind and quality, Sold in similar quantities, currently being offered for Sale by the Licensee and/or any Sublicensee. Where such products or services are not currently being offered for Sale by the Licensee and/or any Sublicensee, the Net Sales for Licensed Product or Licensed Service otherwise exploited, for the purpose of computing royalties, shall be the average Net Invoice Price at which products or services of the same or similar kind and quality, Sold in similar quantities, are then currently being offered for Sale by other manufacturers. Where such products or services are not currently Sold or offered for Sale by the Licensee and/or any Sublicensee or others, then the Net Sales shall be the Licensee’s and/or any Sublicensee’s cost of manufacture of Licensed Product or the cost of conducting the service, determined according to Generally Accepted Accounting Principles (“GAAP”), plus 100 percent (100%); and

1.12.4	for a Reacquisition Sale or Exploitation, Net Sales shall mean the Net Invoice Price upon the Reacquisition Sale or Exploitation of a Licensed Product or Licensed Service.

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1.13       “New Developments” means inventions, or claims to inventions, which constitute advancements, developments or improvements, whether or not patentable and whether or not the subject of any patent application, which are not sufficiently supported by the specification of a previously-filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously-filed patent or patent application.

1.14       “Patent Prosecution Costs” is defined in Paragraph 22.3.

1.15       “Patent Rights” means the Valid Claims of, to the extent assigned to or otherwise obtained by TRD and Trade Secrets. Patent Rights shall further include the Valid Claims of, to the extent assigned to or otherwise obtained by TRD, the corresponding foreign patents and patent applications (requested under Paragraph 22.4 herein) and any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those Valid Claims in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application) and any patent that issues on any application included in the foregoing. This definition of Patent Rights excludes any rights in and to New Developments, except to the extent added by amendment pursuant to Article 11. By mutual written agreement the parties to this Agreement may include or exclude patent rights from this definition including patent rights claiming inventions first conceived and reduced to practice under the Research Agreement.

1.16       “Product” means any kit, article of manufacture, composition of matter, material, compound, component or product.

1.17       “Reacquisition Sale or Exploitation” means those instances where the Licensee or a Sublicensee acquires a Licensed Product or Licensed Service and then subsequently Sells or otherwise exploits such Licensed Product or Licensed Service.

1.18       “Related Party” means a corporation, firm or other entity with which, or individual with whom, the Licensee and/or any Sublicensee (or any of its respective stockholders, subsidiaries or Affiliates) have any agreement, understanding or arrangement (for example, but not by way of limitation, an option to purchase stock or other equity interest, or an arrangement involving a division of revenue, profits, discounts, rebates or allowances) unrelated to the Sale or exploitation of the Licensed Products or Licensed Services without which such other agreement, understanding or arrangement, the amounts, if any, charged by the Licensee or any Sublicensee to such entity or individual for the Licensed Product or Licensed Service, would be higher than the Net Invoice Price actually received, or if such agreement, understanding or arrangement results in the Licensee or any Sublicensee extending to such entity or individual lower prices for such Licensed Product or Licensed Service than those charged to others without such agreement, understanding or arrangement buying similar products or services in similar quantities.

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1.19       “Relationship-Influenced Sale” means a Sale of a Licensed Product or Licensed Service, or any exploitation of the Licensed Product or Licensed Method, between the Licensee and/or any Sublicensee and (i) an Affiliate; (ii) a Joint Venture; (iii) a Related Party or (iv) the Licensee or a Sublicensee.

1.20       “Relationship-Influenced Sale Purchaser” means the purchaser of Licensed Product or Licensed Service in a Relationship-Influenced Sale.

1.21       “Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration. Correspondingly, “Sell” means to make or cause to be made a Sale and “Sold” means to have made or caused to be made a Sale.

1.22       “Sublicensee” means any person or entity (including any Affiliate or Joint Venture) to which any of the license rights granted to the Licensee hereunder are sublicensed.

1.23       “Sublicense Fee” is defined in Paragraph 8.1.

1.24       “Valid Claim” means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

2.       GRANT

2.1       Subject to the limitations and other terms and conditions set forth in this Agreement Licensor grants to the Licensee a license under its rights in and to Patent Rights to make, use, Sell, offer for Sale and import Licensed Products and Licensed Services and to practice Licensed Methods, in the United States and in other countries where Licensor may lawfully grant such licenses, only in the Field of Use.

2.2       Except as otherwise provided for in this Agreement, the license granted under Patent Rights in Paragraph 2.1 is exclusive.

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2.3       The license granted in Paragraphs 2.1 and 2.2 is limited to methods and products that are within the Field of Use. In the event that the Field of Use is amended upon mutual written agreement to exclude certain fields, then the Licensee has no license under this Agreement for such excluded fields.

2.4       Licensor reserves and retains the right (and the rights granted to the Licensee in this Agreement shall be limited accordingly) to make, use and practice the Invention and any technology relating to the Invention and to make and use any Products and to practice any process that is the subject of the Patent Rights for educational, clinical and research purposes, including without limitation, any sponsored research performed for or on behalf of commercial entities and including publication and other communication of any research results. For the avoidance of doubt, to the extent the Invention and any technology relating to the Invention are not the subject of the exclusive license under the Patent Rights granted to the Licensee hereunder, Licensor shall be free to make, use, Sell, offer to Sell, import, practice and otherwise commercialize and exploit (including to transfer, license to, or have exercised by, third parties) for any purpose whatsoever and in its sole discretion, such Invention and any Products or processes that are the subject of any of the foregoing.

2.5       This Agreement will terminate immediately if a claim which includes, in any way, the assertion that any portion of Patent Rights is invalid or unenforceable is filed by the Licensee or an Interested Party. For the purposes of this Paragraph 2.7, an Interested Party means any third party who files such a claim on behalf of the Licensee or at the written urging of the Licensee, or is a Sublicensee of Licensee. Notwithstanding the above, if Licensee terminates a Sublicensee who violates this provision within fifteen (15) days following receipt of written notice from Licensor of such violation and the Sublicensee did not violate this provision at Licensee’s urging, then this Agreement will remain in effect.

3.       SUBLICENSES

3.1       TRD also grants to the Licensee the right to sublicense to third parties (including to Affiliates and Joint Ventures) the rights granted to the Licensee hereunder, with no right to further sublicense except as provided for in Paragraph 3.2 below, as long as the Licensee has current exclusive rights thereto under this Agreement. Each Sublicensee must be subject to a written sublicense agreement. All sublicenses will include all of the rights of, and will require the performance of all the obligations due to, Licensor other than those rights and obligations specified in Article 6 (License Issue Fee), Article 7 (License Maintenance Fee) and Paragraph 9.5 (Minimum Annual Royalty) and Paragraphs 22.3 and 22.5 (reimbursement of Patent Prosecution Costs). For the avoidance of doubt, Affiliates and Joint Ventures shall have no licenses under this Agreement unless such Affiliates and Joint Ventures are granted a sublicense. For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible.

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3.2       Under the terms of each sublicense, each such Sublicensee shall have the limited right (as described below) to grant three (3) further sublicenses (“Further Sublicenses”) to the Sublicensee’s affiliated companies and/or other third parties (each, a “Further Sublicensee”). Each Further Sublicensee shall also have the limited right to grant two (2) additional further sublicenses (“Additional Further Sublicenses”) to an affiliated company and/or other third party (each an “Additional Further Sublicensee”). In each case the term “affiliated company” shall have the same definition as Affiliate in Section 1.1 of this Agreement, with the appropriate sublicensee substituted for Licensee in the definition. Such Further Sublicenses and Additional Further Sublicenses may only be granted to the extent that such Sublicensee or Further Sublicensee deems that they are reasonably needed for the development and commercialization of Licensed Products and the maximization of sales in accordance with this Agreement. Each Sublicensee and each permitted Further Sublicensee and Additional Further Sublicensee shall be subject to a written sublicense agreement that shall be consistent with and not in violation of all of the applicable terms, conditions, obligations, restrictions and other terms of this Agreement that protect or benefit Licensor rights and interests. Licensee shall attach a copy of this Agreement to each sublicense issued under this Paragraph 3.2 and shall specify in the sublicense that the sublicensee must comply with the terms of the Agreement. Licensee may redact the following information from the Agreement, should it wish to do so: License Issue Fee, License Maintenance Fee, Earned Royalties and Minimum Royalties, Milestone Payments, Fees for Patent Rights Added After Effective Date and the Patent Rights not included in the sublicense. Licensee agrees that it shall require appropriate audited and auditable reporting from each Sublicensee, its Further Sublicensees and Additional Further Sublicensees to establish all amounts owed hereunder, and shall make such reports available to Licensor. Licensee shall require each Sublicensee to submit to Licensee progress reports and audited financial reports consistent with the Agreement, and each Sublicensee shall require each Further Sublicensee and Additional Further Sublicensee to submit such progress reports and audited financial reports to Sublicensee which it will deliver to Licensee. Licensee shall make these reports available to TRD. Licensee shall require that each Sublicensee agree to indemnification procedures and insurance coverages consistent with the obligations imposed on Licensee by Article 25 of the Agreement. Licensee shall also require each Sublicensee to obtain comparable indemnification provisions from each Further Sublicensee and each Additional Further Sublicensee.

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3.3       In the event that TRD and the Licensee each own an undivided interest in any Patent Rights licensed hereunder, the Licensee will not separately grant a license to any third party under its rights without concurrently granting a license under TRD’ rights on the terms and conditions described in this Article 3 (Sublicenses).

3.4       The Licensee will notify TRD of each sublicense granted hereunder and will provide TRD with a complete copy of each sublicense (along with a summary of the material terms of each such sublicense) and each amendment to such sublicense within thirty (30) days after issuance of such sublicense or such amendment. The Licensee will collect from Sublicensees and pay to TRD all fees, payments, royalties and the cash equivalent of any consideration due TRD. The Licensee will guarantee all monies due TRD from Sublicensees. For clarity, if the Licensee grants a sublicense that contains a provision for payment of royalties by any Sublicensee in an amount that is less than the Sublicensee Royalty required to be paid under Paragraph 8.2 below, then the Licensee will pay to TRD a total amount equal to the Sublicensee Royalty based on the Sublicensees’ Net Sales as provided for in Paragraph 8.2. The Licensee will require Sublicensees to provide it with copies of all progress reports and royalty reports in accordance with the provisions herein and the Licensee will collect and deliver all such reports due TRD from Sublicensees.

3.5       If Licensee licenses patent rights assigned to or otherwise acquired by it (“Licensee’s Patent Rights”), and it believes, in good faith, that the recipient of such license will infringe Patent Rights in practicing the Licensee’s Patent Rights, then the Licensee will not separately grant a license to such recipient under Licensee’s Patent Rights without concurrently granting a sublicense under Patent Rights on the terms required under this Agreement.

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3.6       Upon any expiration or termination of this Agreement for any reason, all sublicensed rights conveyed to any Sublicensee (but not Further Sublicensees or Additional Further Sublicensees), granted pursuant to Article 3 of this Agreement will remain in effect and will be assumed by TRD as binding obligations provided that (a) such Sublicensee is not in breach of its sublicense at the time of expiration or termination of this Agreement; (b) all of the terms of this Agreement are agreed to fully in writing by such Sublicensee; and (c) such Sublicensee acquires no rights from or obligations on the part of TRD other than those that are specifically granted under this Agreement and such Sublicensee assumes all liability and obligations to TRD required of Licensee by this Agreement with respect to TRD’ sublicensed rights, including past due obligations existing at the time of assignment of this Agreement by Licensee. Moreover, TRD will have the sole right to modify each such assigned sublicense to include all of the rights of TRD that are contained in this Agreement, including the payment of Earned Royalties directly to TRD by the Sublicensee as if it were the Licensee at a rate that is no lower than the rate set forth in Article 9 (Earned Royalties and Minimum Annual Royalties) in accordance with Article 5 (Payment Terms). If the Sublicensee fails to meet the above provisions described in this Paragraph 3.6 (a – c) then TRD may terminate its sublicense, in accordance with Article 16 (Termination by TRD). TRD will not be bound to perform any duties or obligations set forth in any sublicense that extend beyond the duties and obligations of TRD set forth in this Agreement, and the Licensee’s obligations to TRD hereunder will be binding upon the Sublicensee.

3.7       In the event that the sublicense granted to the Sublicensee under this Agreement terminates or expires while this Agreement remains in effect, all Further Sublicenses and Additional Further Sublicenses shall automatically terminate or expire, as appropriate.

4.       MANDATORY SUBLICENSING

4.1       Commencing on the date that is eighteen (18) months after the Effective Date, if TRD (as represented by the actual knowledge of the licensing professional responsible for administration of this Agreement) becomes aware of, or if a third party becomes aware of and notifies such licensing professional of, an application or use for Products within the licensed Field of Use but for which Licensed Products have not been developed or are not, at such time, being developed by Licensee (“New Application”), then TRD may give written notice to Licensee thereof.

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4.2       Within ninety (90) days of such notice, Licensee shall give TRD written notice stating whether Licensee agrees to develop and commercialize Licensed Products for such New Application (“New Licensed Products”). Such notice shall be accompanied by (i) a detailed development schedule, including specific diligence requirements and development milestones, for the development of New Licensed Products; and (ii) a detailed business plan for the development, marketing and commercialization of New Licensed Products (collectively, the “Development Plan”). If Licensee has not notified TRD within such ninety (90) day period, in accordance with the foregoing, that Licensee agrees to develop and commercialize such New Licensed Products, or if the Development Plan is not reasonably acceptable to TRD, then Licensee shall be deemed to not so agree.

4.3       If Licensee agrees, as set forth in Paragraph 4.2, to develop and commercialize such New Licensed Products, then Licensee shall in accordance with the Development Plan (i) diligently proceed with the development, manufacture and commercialization of such New Licensed Products and (ii) after such New Licensed Product has been developed, earnestly and diligently endeavor to market the same in quantities sufficient to meet market demand. Licensee shall submit a written progress report setting forth in detail the status of such development, manufacture and commercialization every six (6) months to TRD.

4.4       If Licensee does not agree, as set forth in Paragraph 4.2 to develop and commercialize such New Licensed Products, or if Licensee fails to diligently pursue the development and commercialization thereof in accordance with the Development Plan, then TRD shall have the right to seek one or more third parties for the development and commercialization of such New Licensed Products and refer such third party to Licensee so that such third party may request a sublicense allowing for development and commercialization of such New Licensed Products. If the third party requests a sublicense, then Licensee shall report such request, together with the terms and conditions thereof, to TRD within thirty (30) days from the date of such request.

4.5       If Licensee does not grant a sublicense to the third party for the New Application within a reasonable time after such request (and, in any event, within one hundred (100) days after such request), or refuses to grant such sublicense, then Licensee shall promptly, or, in the event of such refusal, within thirty (30) days after such refusal, submit to TRD a written report. Such report will include a written justification for the Licensee’s refusal or failure to grant such sublicense and the license terms proposed by the third party, if any. TRD, at its sole discretion, shall have the right to grant to the third party (and the rights granted to Licensee in this Agreement shall be limited accordingly) a license to make, have made, use, sell, offer for sale and import Licensed Products, to provide Licensed Services and to practice the Licensed Methods within the New Application under terms that TRD determines to be reasonable. All amounts received by TRD pursuant to such license, after recovery by TRD of its expenses in obtaining the license, shall be divided between TRD and the Licensee as follows: sixty percent (60%) to TRD and forty percent (40%) to the Licensee. TRD shall deliver to Licensee its portion thereof.

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5.       PAYMENT TERMS

5.1       Paragraphs 1.8, 1.9, 1.10 and 1.15 define Licensed Method, Licensed Product, Licensed Service and Patent Rights, so that Earned Royalties are payable on products and methods covered by both pending patent applications and issued patents. Earned Royalties will accrue in each country for the duration of Patent Rights in that country and will be payable to TRD when Licensed Products or Licensed Services are invoiced, or if not invoiced, when delivered or otherwise exploited by the Licensee or Sublicensee in a manner constituting a Net Sale as defined in Paragraph 1.12. Sublicense Fees with respect to any Attributed Income shall accrue to TRD within thirty (30) days of the date that such Attributed Income is due to the Licensee.

5.2       The Licensee will pay to TRD all Earned Royalties, Sublicense Fees and other consideration payable to TRD quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year. Each payment will be for Earned Royalties, Sublicense Fees and other consideration which has accrued within the Licensee’s most recently completed calendar quarter.

5.3       All consideration due TRD will be payable and will be made in United States dollars by check payable to “Torque Research & Development Inc.”. The Licensee is responsible for all bank or other transfer charges. When Licensed Products or Licensed Services are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Licensed Products or Licensed Services were Sold and then converted into equivalent United States dollars. The exchange rate will be the average exchange rate quoted in the The Wall Street Journal during the last thirty (30) days of the reporting period.

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5.4       Sublicense Fees and Earned Royalties on Net Sales of Licensed Products or Licensed Services and other consideration accrued in, any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country, except those taxes, fees and charges allowed under the provisions of Paragraph 1.12 (Net Sales).

5.5       Notwithstanding the provisions of Article 29 (Force Majeure) if at any time legal restrictions prevent the prompt remittance of Earned Royalties or other consideration owed to TRD by the Licensee with respect to any country where a sublicense is issued or a Licensed Product or Licensed Service is Sold or otherwise exploited, then the Licensee shall convert the amount owed to TRD into United States dollars and will pay TRD directly from another source of funds in order to remit the entire amount owed to TRD.

5.6       In the event that any patent or claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before such final decision and the Licensee shall be obligated to pay the full amount of royalties due hereunder to the extent that TRD licenses one or more Valid Claims within the Patent Rights to the Licensee with respect to Licensed Products or Licensed Services.

5.7       If applicable, no Earned Royalties will be collected or paid hereunder to TRD on Licensed Products or Licensed Services Sold to, or otherwise exploited for, the account of the United States Government as provided for in the license to the United States Government. The Licensee and its Sublicensees will reduce the amount charged for Licensed Products or Licensed Services Sold to, or otherwise exploited by, the United States Government by an amount equal to the Earned Royalty for such Licensed Products or Licensed Services otherwise due TRD. Such reduction in Earned Royalties will be in addition to any other reductions in price required by the United States Government.

5.8       In the event that royalties, fees, reimbursements for Patent Prosecution Costs or other monies owed to TRD are not received by TRD when due, the Licensee will pay to TRD interest at a rate of ten percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by TRD. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of TRD due to such late payment.

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6.       LICENSE ISSUE FEE

6.1 The Licensee will pay to TRD a license issue fee by issuing shares of stock as provided for in Paragraph 6.2 below. This fee is non-refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

6.2       Subject to TRD’ Final Approval, as defined below, Licensee shall issue to TRD Forty Six Million Eight Hundred and Seventy Five Thousand (46,875,000) shares of its common stock or equivalent securities having a market value of one hundred thousand United States dollars (US $75,000 or .0016 per share) as of the Effective Date (“Shares”) and deliver to TRD a stock certificate therefor. The Shares shall be issued and the certificate therefor shall be delivered to TRD in the name at its direction within thirty (90) days from the Effective Date or upon the Final Approval, whichever is later. As of the date of Issuance, and at all times thereafter, TRD shall be entitled to all rights, preferences and privileges of a holder of Licensee’s common stock or equivalent securities.

6.3       The issuance of Shares as described in Paragraph 6.2 shall be subject to TRD’ approval as set forth herein (the “Final Approval”). Final Approval shall be granted or withheld in TRD’ sole discretion, and shall be specifically be subject to: (i) Licensee delivering to TRD, promptly after the Effective Date, all relevant information that TRD deems necessary in order to make a properly informed decision in accordance with TRD’ applicable policy guidelines on accepting equity in technology licensing transactions, which information shall include, without limitation, a full statement of all of the rights, preferences, privileges and restrictions granted or imposed upon shares of Licensee’s common stock or equivalent securities and the holders thereof; and (ii) acceptance by TRD of Licensee’s shareholder agreement or execution by the parties of a stock issuance agreement acceptable to TRD.

6.4       In the event that Final Approval is not granted this Agreement shall remain in effect and Licensee shall pay to TRD a license issue fee of One Hundred Thousand Dollars ($100,000) on the one-year anniversary of the Effective Date.

6.5       In the event that Shares have been issued to TRD pursuant to Paragraph 6.2, TRD shall not sell such Shares for twelve (12) months after the Effective Date (“Lockup Period”). During the Lockup Period, Licensee warrants that it will maintain its public reporting obligations under the security laws. Licensee may elect, at any time within such Lockup Period to repurchase all of the Shares for a cash payment equal to a Twenty Five Percent (25%) discount to the closing price of the day notice is provided to repurchase shares.

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6.6       At any time during and in the event a repurchase notice has not been submited the Lockup Period, TRD shall have the right, in its sole discretion, to transfer the Shares or any portion thereof directly to certain individuals, including, without limitation, inventors of Patent Rights licensed hereunder. Without limiting any other rights TRD may have and notwithstanding any provision of any investor agreement, any shareholder agreement or any similar agreement to the contrary, at the end of the Lockup Period, TRD shall have the right to transfer the Shares or any portion thereof to certain individuals, including, without limitation, inventors of Patent Rights licensed hereunder, pursuant to TRD applicable practices and policies.

7.       LICENSE MAINTENANCE FEE

7.1       Provided that Licensee maintains the Sponsored Research Agreement or another sponsored research agreement at the University of California, Merced the scope of work of which is directed toward the development of Licensed Products, the Licensee will not be required to pay the license maintenance fee provided for in Paragraph 7.2 below.

7.2       The Licensee will also pay to TRD a license maintenance fee of twenty-five thousand dollars ($25,000) beginning on the one-year anniversary of the Effective Date and continuing annually on each anniversary of the Effective Date. The license maintenance fee is not due on any anniversary of the Effective Date if on that date, the Licensee is Selling or otherwise exploiting Licensed Products or Licensed Services and is paying an Earned Royalty to TRD on the Net Sales of such Licensed Product or Licensed Services. The license maintenance fee is non-refundable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

8.       PAYMENTS ON SUBLICENSES

8.1       The Licensee will pay to TRD the following non-refundable and non-creditable sublicense fees (“Sublicense Fees”):

8.1.1	thirty percent (30%) of all Attributed Income.

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8.2       The Licensee will also pay to TRD, with respect to each Sublicensee, an earned royalty on the Net Sales of each Licensed Product, Licensed Method or Licensed Service as provided for in Paragraphs 8.3 and 8.4 below (“Sublicensee Royalty”).

8.3       For each Licensed Product covered by a patent application or patent included in Patent Rights as of the Effective Date of the Agreement, the royalty rate for that Licensed Product shall be as follows:

8.3.1	For a Licensed Product where a First Commercial Sale occurs within three (3) years after the Effective Date, two and one-half percent (2.5%) of Net Sales;

8.3.2	For a Licensed Product where a First Commercial Sale occurs between three (3) and six (6) years after the Effective Date, four percent (4%) of Net Sales; or

8.3.3	For a Licensed Product where a First Commercial Sale occurs beyond six (6) years after the Effective Date, five percent (5%) of Net Sales.

8.4       For Licensed Products covered by a patent application or patent included in Patent Rights by amendment after the Effective Date of the Agreement, the royalty rate shall be as follows:

8.4.1	For a Licensed Product where a First Commercial Sale occurs within three (3) years after the effective date of the amendment under which the patent application or patent is included in Patent Rights, two and one-half percent (2.5%) of Net Sales;

8.4.2	For a Licensed Product where a First Commercial Sale occurs between three (3) and six (6) years after the effective date of the amendment under which the patent application or patent is included in Patent Rights, four percent (4%) of Net Sales; or

8.4.3	For a Licensed Product where a First Commercial Sale occurs beyond six (6) years after the effective date of the amendment under which the patent application or patent is included in Patent Rights, five percent (5%) of Net Sales.

8.5       In the event that the Sublicensee (other than an Affiliate or Joint Venture) uses the Licensed Products or practices the Licensed Method internally as a research tool, then the Licensee will also pay to TRD, with respect to each Sublicensee (other than an Affiliate or Joint Venture), an Earned Royalty at a rate to be agreed upon between the parties, but which in no event will be at a rate lower than the rate charged for similar research tools licensed from TRDby others.

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9.       EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

9.1       The Licensee will also pay to TRD an earned royalty on the Net Sales of each Licensed Product, Licensed Method or Licensed Service by the Licensee or any Affiliate or Joint Venture as provided for in Paragraphs 9.2 and 9.3 below (“Royalty”).

9.2       For each Licensed Product covered by a patent application or patent included in Patent Rights as of the Effective Date of the Agreement, the royalty rate for that Licensed Product shall be as follows:

9.2.1	For a Licensed Product where a First Commercial Sale occurs within three (3) years after the Effective Date, two and one-half percent (2.5%) of Net Sales;

9.2.2	For a Licensed Product where a First Commercial Sale occurs between three (3) and six (6) years after the Effective Date, four percent (4%) of Net Sales; or

9.2.3	For a Licensed Product where a First Commercial Sale occurs beyond six (6) years after the Effective Date, five percent (5%) of Net Sales.

9.3       For Licensed Products covered by a patent application or patent included in Patent Rights by amendment after the Effective Date of the Agreement, the royalty rate shall be as follows:

9.3.1	For a Licensed Product where a First Commercial Sale occurs within three (3) years after the effective date of the amendment under which the patent application or patent is included in Patent Rights, two and one-half percent (2.5%) of Net Sales;

9.3.2	For a Licensed Product where a First Commercial Sale occurs between three (3) and six (6) years after the effective date of the amendment under which the patent application or patent is included in Patent Rights, four percent (4%) of Net Sales; or

9.3.3	For a Licensed Product where a First Commercial Sale occurs beyond six (6) years after the effective date of the amendment under which the patent application or patent is included in Patent Rights, five percent (5%) of Net Sales.

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9.4       In the event that the Licensee, an Affiliate or Joint Venture uses the Licensed Products or practices the Licensed Method internally as a research tool (but excluding Licensee’s research and development efforts to develop Licensed Products, Licensed Methods and Licensed Services), then the Licensee will also pay to TRD, with respect to each Sublicensee (other than an Affiliate or Joint Venture), an Earned Royalty at a rate to be agreed upon between the parties, but which in no event will be at a rate lower than the rate charged for similar research tools licensed from TRDby others.

9.5       The Licensee will also pay to TRD a minimum annual royalty for the life of Patent Rights. Beginning with the year of the First Commercial Sale of a Licensed Product or Licensed Service, the Licensee will pay a minimum annual royalty of fifteen thousand dollars ($15,000). Beginning on the date of the First Commercial Sale of the fourth Licensed Product, the Licensee will pay a minimum annual royalty of twenty thousand dollars ($20,000). For each First Commercial Sale of a Licensed Product after the fourth Licensed Product, the minimum annual royalty due to TRD will increase by five thousand dollars ($5,000). For example, upon the First Commercial Sale of the fifth Licensed Product or Licensed Service, the Licensee will pay a minimum annual royalty of twenty-five thousand dollars ($25,000). A Licensed Product that is repackaged or has minor improvements shall not be considered a “new” Licensed Product for the purposes of this Paragraph. However, for avoidance of doubt, if both the old product and “new” repackaged or modified product are being Sold, then such repackaged or modified product shall be considered a “new” Licensed Product.

9.6        The minimum annual royalty will be paid to TRD by February 08 of each year and will be credited against the Earned Royalty due for the calendar year in which the minimum payment was made.

10.       MILESTONE PAYMENTS

10.1       The Licensee will pay to TRD the following non-refundable, non-creditable amounts based on total accumulated Net Sales:

10.1.1	For total accumulated Net Sales of fifty million dollars ($50,000,000), the Licensee will pay to TRD a milestone payment of one hundred thousand dollars ($100,000);

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10.1.2	For total accumulated Net Sales of one hundred and fifty million dollars ($150,000,000) the Licensee will pay to TRD a milestone payment of, five hundred thousand dollars ($500,000); and

10.1.3	For total accumulated Net Sales of five hundred million dollars ($500,000,000), the Licensee will pay to TRD a milestone payment of two million dollars ($2,000,000).

10.2       For the avoidance of doubt, each milestone payment will be payable regardless of whether the applicable milestone event has been achieved by the Licensee or any Affiliate, Joint Venture, or Sublicensee.

10.3       All milestone payments are due to TRD within thirty (30) days of the occurrence of the applicable milestone event.

11.       FEES FOR PATENT RIGHTS ADDED AFTER EFFECTIVE DATE

11.1       The Licensee will pay a fee of five thousand dollars ($5,000) per Base Case added to the Agreement after the Effective Date. Base Case means rights in the Valid Claims of any patent or patent application being added to Patent Rights after the Effective Date, which patent or patent application was not included within the scope of claims of Patent Rights prior to the date of such addition, to the extent assigned to or otherwise obtained by TRD, any corresponding foreign patents and patent applications, and any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those Valid Claims in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application added).

11.2       For any Licensed Product covered by patents or patent applications not included in the Agreement as of the Effective Date, in the event that the earned royalty for Licensed Products provided for in Articles 8 and 9 above is not in compliance with legal requirements, the Licensee and TRD agree to negotiate in good faith an earned royalty for such Licensed Products which is legally compliant.

12.       DUE DILIGENCE

12.1       The Licensee, upon execution of this Agreement, will diligently proceed with the development and manufacture and after a Licensed Product or Licensed Service has been developed, will earnestly and diligently Sell and market the same after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

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12.2       The Licensee will obtain all necessary governmental approvals in each country where Licensed Products and Licensed Services are manufactured, used, Sold, offered for Sale or imported.

12.3       The Licensee will:

12.3.1	no later than three (3) years after the Effective Date, either (a) produce a good faith working prototype of a first Licensed Product or (b) have a minimum market capitalization of thirty million dollars ($30,000,00) at some time within the first three (3) years of the Effective Date;

12.3.2	within five (5) years after the Effective Date, have a First Commercial Sale of a Licensed Product or have executed a sublicense agreement;

12.3.3	within seven (7) years after the Effective Date, have a First Commercial Sale of a second Licensed Product or have a second executed sublicense agreement; and

12.3.4	fill the market demand for Licensed Products and Licensed Services following commencement of marketing at any time during the exclusive period of this Agreement.

12.4       If the Licensee is unable to perform any of the above provisions, then TRD has the right and option to either terminate this Agreement or reduce the exclusive license granted to the Licensee to a nonexclusive license in accordance with Paragraph 12.7 below. This right, if exercised by TRD, supersedes the rights granted in Article 2 (Grant).

12.5       Notwithstanding the provisions of Paragraph 12.4, TRD recognizes that, taking into account the need for further research and development of the technology before it will be possible for Licensee to commercialize a Licensed Product, it may be necessary from time to time to amend the milestones of Paragraphs 12.3.2 and 12.3.3. Accordingly, TRD hereby agrees to consider in good faith reasonable proposals from Licensee to amend the milestones of these two Paragraphs in light of Licensee’s experience in implementing its development plan for Licensed Products under this Agreement, and TRD and Licensee agree to discuss and negotiate in good faith the diligence requirements of Paragraphs 12.3.2 and 12.3.3 for a period of ninety (90) days if despite diligent effort by Licensee, Licensee is unable to meet the specified milestone.

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12.6       If, however, notwithstanding good faith negotiation, the parties are unable to agree upon any modification to Paragraph 12.3.2 and 12.3.3, then the parties will be under no further obligation to negotiate, and the Agreement’s terms shall govern. No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

12.7       To exercise either the right to terminate this Agreement or to reduce the exclusive license granted to the Licensee to a non-exclusive license for lack of diligence required in this Article 12 (Due Diligence), TRD will give the Licensee written notice of the deficiency. The Licensee thereafter has sixty (60) days to cure the deficiency. If TRD has not received written tangible evidence satisfactory to TRD that the deficiency has been cured by the end of the sixty (60)-day period, then TRD may, at its option, terminate this Agreement immediately without the obligation to provide sixty (60) days’ notice as set forth in Article 16 (Termination by TRD) or reduce the exclusive license granted to the Licensee to a non-exclusive license by giving written notice to the Licensee.

12.8       Notwithstanding Paragraphs 12.4 and 12.7, if Licensee is Selling a Licensed Product at the time of termination, then the Licensee will have the right to a limited exclusive license under the Patent Rights but only to the extent required to continue Selling such Licensed Product provided that such Sales are subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of earned royalties as required under this Agreement. If Licensee ceases Selling such existing Licensed Product then its continuing rights under this Paragraph 12.8 terminate.

13.       PROGRESS AND ROYALTY REPORTS

13.1       Beginning on Fenruary 8, 2017, and semi-annually thereafter, the Licensee will submit to TRD a written progress report as described in Paragraph 13.2 below covering the Licensee’s (and any Affiliates’, Joint Ventures’, or Sublicensee’s) activities related to the development and testing of all Licensed Products and Licensed Services and related to the obtaining of the governmental approvals necessary for marketing and the activities required and undertaken in order to meet the diligence requirements set forth in Article 12 (Due Diligence). Progress reports are required for each Licensed Product and Licensed Service until the first Sale or other exploitation of that Licensed Product or Licensed Service occurs in the United States and shall be again required if Sales of such Licensed Product or Licensed Service are suspended or discontinued.

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13.2       Progress reports submitted under Paragraph 13.1 shall include, but are not limited to, a detailed summary of the following topics so that TRD will be able to determine the progress of the development of Licensed Products and Licensed Services and will also be able to determine whether or not the Licensee has met its diligence obligations set forth in Article 12 (Due Diligence) above:

13.2.1	summary of work completed as of the submission date of the progress report;

13.2.2	key scientific discoveries as of the submission date of the progress report;

13.2.3	summary of work in progress as of the submission date of the progress report;

13.2.4	current schedule of anticipated events and milestones, including those event and milestones specified in Article 12 (Due Diligence);

13.2.5	market plans for introduction of Licensed Products and Licensed Services including the anticipated and actual market introduction dates of each Licensed Product or Licensed Service;

13.2.6	Sublicensees’ activities relating to the above items, if there are any Sublicensees;

13.2.7	a summary of resources (dollar value) spent in the reporting period; and

13.2.8	Licensee’s progress in developing any New Licensed Products elected for commercial development by Licensee pursuant to Paragraph 4.3 of this Agreement.

13.3       If the Licensee fails to submit a timely progress report to TRD, then TRD will be entitled to terminate this Agreement under the provisions of Paragraph 16. If either party terminates this Agreement before any Licensed Products or Licensed Services are Sold or before this Agreement’s expiration, then a final progress report covering the period prior to termination must be submitted within thirty (30) days of termination or expiration.

13.4       The Licensee has a continuing responsibility to keep TRD informed of the business entity status (small business entity status or large business entity status as defined by the United States Patent and Trademark Office) of itself, any Affiliates, Joint Ventures, or Sublicensees. The Licensee will notify TRD of any change of its status or that of any Affiliate, Joint Venture, or Sublicensee within thirty (30) days of the change in status.

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13.5       The Licensee will report to TRDthe date of first Sale or other exploitation of a Licensed Product or Licensed Service in each country in its first progress and royalty reports following such first Sale of a Licensed Product or Licensed Service.

13.6       Beginning with the earlier of (i) the first Sale or other exploitation of a Licensed Product or Licensed Service or (ii) the first transaction that results in Sublicense Fees accruing to TRD, the Licensee will make quarterly royalty and Sublicensee Fee reports to TRD on or before each February 28 (for the quarter ending December 31), May 31 (for the quarter ending March 31), August 31 (for the quarter ending June 30) and November 30 (for the quarter ending September 30) of each year. Each royalty and Sublicensee Fee report will cover Licensee’s most recently completed calendar quarter and will, at a minimum, show:

13.6.1	the gross invoice prices and Net Sales of Licensed Products or Licensed Services Sold or otherwise exploited (itemizing the applicable gross proceeds and any deductions therefrom), any Attributed Income (itemizing the applicable gross proceeds and any deductions therefrom) due to the Licensee;

13.6.2	the quantity of each type of Licensed Product and/or Licensed Service Sold or otherwise exploited;

13.6.3	the country in which each Licensed Product and Licensed Service was made, used or Sold or otherwise exploited;

13.6.4	the Earned Royalties, in United States dollars, payable with respect to Net Sales;

13.6.5	the Sublicense Fees, in United States dollars, payable with respect to Attributed Income;

13.6.6	the method used to calculate the Earned Royalty, specifying all deductions taken and the dollar amount of each such deduction;

13.6.7	the exchange rates used, if any;

13.6.8	the amount of the cash and the amount of the cash equivalent of any non-cash consideration including the method used to calculate the non-cash consideration;

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13.6.9	for each Licensed Product and each Licensed Service, the specific Patent Rights exercised by the Licensee or any Affiliate, Joint Venture, or Sublicensee in the course of making, using, selling, offering for Sale or importing such Licensed Product and/or using, selling or offering for Sale such Licensed Service; and

13.6.10	any other information reasonably necessary to confirm Licensee’s calculation of its financial obligations hereunder.

13.7       If no Sales of Licensed Products and Licensed Services have been made and no Licensed Products and Licensed Services have been otherwise exploited and no Attributed Income is due to the Licensee during any reporting period, then a statement to this effect must be provided by the Licensee in the immediately subsequent royalty and Sublicense Fee report.

14.       BOOKS AND RECORDS

14.1       The Licensee will keep accurate books and records showing all Licensed Product under development, manufactured, used, offered for Sale, imported, Sold and or otherwise exploited; all Licensed Service Sold or otherwise provided; all Net Sales, all Attributed Income, and other amounts payable hereunder; and all sublicenses granted under the terms of this Agreement. Such books and records will be preserved for at least five (5) years after the date of the payment to which they pertain and will be open to examination by representatives or agents of TRD at reasonable times to determine their accuracy and assess the Licensee’s compliance with the terms of this Agreement.

14.2       TRD shall pay the fees and expenses of such examination. If, however, an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered in any examination, then the Licensee shall bear the fees and expenses of such examination and shall remit such underpayment to TRD within thirty (30) days of the examination results.

15.       LIFE OF THE AGREEMENT

15.1       Unless otherwise terminated by operation of law, Paragraph 15.2, or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder.

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15.2       This Agreement will automatically terminate without the obligation to provide 60 days’ notice as set forth in Article 16 (Termination By TRD) upon the filing of a petition for relief under the United States Bankruptcy Code by or against the Licensee as a debtor or alleged debtor.

15.3       Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1	Definitions
Paragraph 5.8	Late Payments
Article 6	License Issue Fee
Article 8	Payments on Sublicenses
Paragraphs 9.1, 9.2 & 9.5	Earned Royalties and Minimum Annual Royalties
Article 14	Books and Records
Article 15	Life of the Agreement
Article 18	Disposition of Licensed Products and Licensed Services on Hand Upon Termination or Expiration
Article 19	Use of Names and Trademarks
Article 20	Limited Warranty
Article 21	Limitation of Liability
Paragraphs 22.3 & 22.5	Patent Prosecution and Maintenance
Article 25	Indemnification
Article 26	Notices
Article 30	Governing Laws; Venue; Attorneys Fees
Article 33	Confidentiality

15.4       The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties or other payments owed to TRD at the time of such termination or expiration and will not impair any accrued right of TRD, including the right to receive Earned Royalties in accordance with Articles 8 (Payments on Sublicenses), 9 (Earned Royalties and Minimum Annual Royalties) and 18 (Disposition of Licensed Products and Licensed Services Upon Termination or Expiration).

16.       TERMINATION BY TRD

If the Licensee fails to perform or violates any term of this Agreement, then TRD may give written notice of such default (“Notice of Default”) to the Licensee. If the Licensee fails to repair such default within sixty (60) days after the effective date of such notice, then TRD will have the right to immediately terminate this Agreement and its licenses by providing a written notice of termination (“Notice of Termination”) to the Licensee.

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17.       TERMINATION BY LICENSEE

The Licensee has the right at any time to terminate this Agreement by providing a Notice of Termination to TRD. Moreover, the Licensee will be entitled to terminate the rights under Patent Rights on a country-by-country basis by giving notice in writing to TRD. Termination of this Agreement (but not termination of any patents or patent applications under Patent Rights, which termination is subject to Paragraph 22.5) will be effective sixty (60) days from the effective date of such notice.

18.       DISPOSITION OF LICENSED PRODUCT AND LICENSED SERVICES UPON TERMINATION OR EXPIRATION

18.1       Upon termination (but not expiration) of this Agreement, within a period of one hundred and twenty (120) days after the date of termination, the Licensee is entitled to (i) dispose of all previously made or partially made Licensed Product, but no more and (ii) provide previously contracted-for Licensed Services, provided that the Sale or use of such Licensed Product and the provision of such Licensed Services are subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of Earned Royalties, Sublicense Fees and any other payments therefor required under this Agreement. The Licensee will not otherwise make, use, Sell, offer for Sale or import Licensed Products or Licensed Services, or practice the Licensed Method after the date of termination.

18.2       If applicable Patent Rights exist at the time of any making, Sale, offer for Sale, or import of a Licensed Product or the time of any Sale, offer for Sale, or rendering of a Licensed Service, then Earned Royalties shall be paid at the times provided herein and royalty reports shall be rendered in connection therewith, notwithstanding the absence of applicable Patent Rights with respect to such Licensed Product or Licensed Service at any later time. Otherwise, no Earned Royalties shall be paid on the Sales of such product or service. Any fees or other payments owed to TRD at the time of expiration not based on the Sales of a Licensed Product or Licensed Service will be paid to TRD at the time such fee or other payment would have been due had this Agreement not expired.

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19.       USE OF NAMES AND TRADEMARKS

Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). Without the Licensee’s consent case-by-case, TRD may list Licensee’s name as a licensee of technology from TRD without further identifying the technology.

20.       LIMITED WARRANTY

20.1       TRD warrants to the Licensee that it has the lawful right to grant this license.

20.2       Except as expressly set forth in this Agreement, this license and the associated Invention, Patent Rights, Licensed Products, Licensed Services, and Licensed Methods are provided by TRD WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. TRDMAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS, LICENSED SERVICES, OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

20.3       This Agreement does not:

20.3.1	express or imply a warranty or representation as to the validity, enforceability, or scope of any Patent Rights; or

20.3.2	express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

20.3.3	obligate TRD to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 24 (Patent Infringement); or

20.3.4	confer by implication, estoppel or otherwise any license or rights under any patents or other rights of TRD other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

20.3.5	obligate TRD to furnish any New Developments, know-how, technology or information not provided in Patent Rights.

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21.       LIMITATION OF LIABILITY

EXCEPT FOR LICENSEE’S INDEMNIFICATION OBLIGATIONS FOR CLAIMS OF THIRD PARTIES UNDER ARTICLE 25 NEITHER PARTY WILL BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY TRD, LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF TRDOR THE LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

22.       PATENT PROSECUTION AND MAINTENANCE

22.1       As long as the Licensee has paid Patent Prosecution Costs as provided for in this Article 22 (Patent Prosecution and Maintenance), TRD will diligently prosecute and maintain the United States and foreign patents comprising the Patent Rights using counsel of its choice. TRD’ counsel will take instructions only from TRD. TRD will provide the Licensee with copies of all relevant documentation so that the Licensee will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if the Licensee has not commented upon such documentation in a reasonable time for TRD to sufficiently consider the Licensee’s comments prior to a deadline with the relevant government patent office, or TRD must act to preserve the Patent Rights, TRD will be free to respond without consideration of the Licensee’s comments, if any. The Licensee agrees to keep this documentation confidential as provided for in Article 33 (Confidentiality).

22.2       TRD shall use reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products and services contemplated to be Sold, or the Licensed Method to be practiced, under this Agreement.

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22.3       The Licensee will bear the costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement (“Patent Prosecution Costs”). Patent Prosecution Costs billed by TRD’ counsel will be rebilled to the Licensee and are due within thirty (30) days of rebilling by TRD. These Patent Prosecution Costs will include, without limitation, patent prosecution costs for the Invention incurred by TRD prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations. Prior Patent Prosecution Costs will be due upon execution of this Agreement and billing by TRD and are at least thirty thousand dollars ($30,000).

22.4       The Licensee may request that TRD obtain patent protection on the Invention in foreign countries, if available and if it so desires. The Licensee will notify TRD of its decision to obtain or maintain foreign patents not less than ninety (90) days prior to the deadline for any payment, filing or action to be taken in connection therewith. This notice concerning foreign filing must be in writing, must identify the countries desired and must reaffirm the Licensee’s obligation to pay the Patent Prosecution Costs thereof. The absence of such a notice from the Licensee to TRD will be considered an election not to obtain or maintain foreign Patent Rights.

22.5       The Licensee will be obligated to pay any Patent Prosecution Costs incurred during the three (3)-month period after receipt by either party of a Notice of Termination, even if the invoices for such Patent Prosecution Costs are received by the Licensee after the end of the three (3)-month period following receipt of a Notice of Termination. The Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any given patent application or patent under Patent Rights in any or all designated countries upon three (3)-months’ written notice to TRD. TRD may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder. Non-payment of Patent Prosecution Costs may be deemed by TRD as an election by the Licensee not to maintain such application(s) or patent(s).

22.6       TRD may file, prosecute or maintain patent applications or patents at its own expense in any country in which the Licensee has not elected to file, prosecute or maintain patent applications or patents in accordance with this Article 22 (Patent Prosecution and Maintenance) and those applications, resultant patents and patents will not be subject to this Agreement.

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23.       PATENT MARKING

The Licensee will mark all Licensed Products made, used or Sold under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.

24.       PATENT INFRINGEMENT

24.1       In the event that TRD (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither TRD nor the Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Patent Rights without first obtaining consent of the other. If the Licensee puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of TRD and if a declaratory judgment action is filed by such infringer against TRD, then Licensee’s right to initiate a suit against such infringer for infringement under Paragraph 24.2 below will terminate immediately without the obligation of TRD to provide notice to the Licensee. Both TRD and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

24.2       If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, then the Licensee may institute suit for patent infringement against the infringer. TRD may voluntarily join such suit at its own expense, but may not otherwise commence suit against the infringer for the acts of infringement that are the subject of the Licensee’s suit or any judgment rendered in that suit. The Licensee may not join TRD as a party in a suit initiated by the Licensee without TRD’ prior written consent. If, in a suit initiated by the Licensee, TRD is involuntarily joined other than by the Licensee, then the Licensee will pay any costs incurred by TRD arising out of such suit, including but not limited to, any legal fees of counsel that TRD selects and retains to represent it in the suit.

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24.3       If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then TRD may institute suit for patent infringement against the infringer. If TRD institutes such suit, then the Licensee may not join such suit without TRD’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of TRD’ suit or any judgment rendered in that suit.

24.4       Any recovery or settlement received in connection with any suit will first be shared by TRD and the Licensee equally to cover any litigation costs each incurred and next shall be paid to TRD or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and TRD as follows: (a) for any recovery other than amounts paid for willful infringement: (i) TRD will receive fifteen percent (15%) of the recovery if TRD was not a party in the litigation and did not incur any litigation costs, (ii) TRDwill receive twenty-five percent (25%) of the recovery if TRD was a party in the litigation whether joined as a party under the provisions of Paragraph 24.2 or otherwise, but TRD did not incur any litigation costs, and (iii) TRD will receive fifty percent (50%) of the recovery if TRD incurred any litigation costs in connection with the litigation; and (b) for any recovery for willful infringement, TRD will receive fifty percent (50%) of the recovery. In any suit initiated by TRD, any recovery in excess of litigation costs will belong to TRD. TRD and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 24 (Patent Infringement).

24.5       Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

24.6       Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

24.7       Any litigation proceedings will be controlled by the party bringing the suit, except that TRD may be represented by counsel of its choice in any suit brought by the Licensee.

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25.       INDEMNIFICATION

25.1       The Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend TRD, the sponsors of the research that led to the Invention any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products, Licensed Services and Licensed Methods contemplated thereunder) and their employers, and the officers, employees and agents of any of the foregoing, against any and all claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of, the exercise of this license or any sublicense. This indemnification will include, but not be limited to, any product liability. If TRD, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend TRD in accordance with this Paragraph 25.1, then TRD may retain counsel of its choice to represent it and the Licensee will pay all expenses for such representation.

25.2       The Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain and maintain the following insurance:

25.2.1	Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$500,000
Products/Completed Operations Aggregate	$0
Personal and Advertising Injury	$500,000
General Aggregate (commercial form only)	$1,000,000

If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement;

25.2.2	and Worker’s Compensation as legally required in the jurisdiction in which the Licensee is doing business.

25.3        Notwithstanding the provisions of Paragraph 25.2 above and except for the provisions of Paragraph 25.4 below, no later than sixty (60) days before the anticipated date of market introduction of any Licensed Product or Licensed Service under this Agreement where such Licensed Product or Licensed Service is not used or Sold for human use, the Licensee, at its sole cost and expense, shall insure its activities in connection with any work performed under this Agreement and obtain, keep in force and maintain the following insurance:

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25.3.1	Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$1,000,000
Products/Completed Operations Aggregate	$1,000,000
Personal and Advertising Injury	$500,000
General Aggregate (commercial form only)	$1,000,000

If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement;

25.3.2	and Worker’s Compensation as legally required in the jurisdiction in which the Licensee is doing business.

25.4       Notwithstanding the provisions of Paragraphs 25.2 and 25.3 above, no later than sixty (60) days before the anticipated date of market introduction of any Licensed Product or Licensed Service under this Agreement where such Licensed Product or Licensed Service is used or Sold for human use, the Licensee, at its sole cost and expense, shall insure its activities in connection with any work performed under this Agreement and obtain, keep in force and maintain the following insurance:

25.4.1	Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$1,000,000
Products/Completed Operations Aggregate	$1,000,000
Personal and Advertising Injury	$500,000
General Aggregate (commercial form only)	$1,000,000

If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement;

25.4.2	To the extent Licensee conducts clinical trials under this Agreement, Licensee, at its sole cost and expense, will obtain, keep in force, and maintain insurance coverage for each clinical trial in an amount that is customary for such trial in the industry; and

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25.4.3	Worker’s Compensation as legally required in the jurisdiction in which the Licensee is doing business.

25.5       The coverage and limits referred to in Paragraphs 25.2.1, 25.3.1, 25.4.1, and 25.4.2 above will not in any way limit the liability of the Licensee under this Article 25 (Indemnification). Upon the execution of this Agreement, the Licensee will furnish TRDwith certificates of insurance evidencing compliance with all requirements. Such certificates will:

-	Provide for thirty (30) days’ (ten (10) days for non-payment of premium) advance written notice to TRDof any cancellation of insurance coverage; the Licensee will promptly notify TRDof any material modification of the insurance coverage;

-	Indicate that TRDhas been endorsed as an additional insured under the coverage described above in Paragraphs 25.2.1, 25.3.1, and 25.4.1; and

-	Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by TRD.

25.6       TRD will promptly notify the Licensee in writing of any claim or suit brought against TRD for which TRD intends to invoke the provisions of this Article 25 (Indemnification). The Licensee will keep TRD informed of its defense of any claims pursuant to this Article 25 (Indemnification).

26.       NOTICES

26.1       Any notice or payment required to be given to either party under this Agreement will be in writing and will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:

26.1.1	on the date of delivery if delivered in person;

26.1.2	on the date of mailing if mailed by first-class certified mail, postage paid; or

26.1.3	on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment.

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27.       ASSIGNABILITY

This Agreement is personal to the Licensee. The Licensee may not assign or transfer this Agreement, including by merger, operation of law, or otherwise, without TRD’ prior written consent, except that such consent will not be required in the case of assignment or transfer to a party that succeeds to all or substantially all of Licensee’s business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise, provided that such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement and Licensee and such assignee or transferee signs TRD’ standard substitution of party letter. Any attempted assignment by Licensee without the written consent of TRD will be null and void. This Agreement is binding upon and will inure to the benefit of TRD, its successors and assigns.

28.       WAIVER

No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default. No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.

29.       FORCE MAJEURE

29.1       Except for the Licensee’s obligation to make any payments to TRD hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

29.2       Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 29.1 for a period of one (1) year.

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30.       GOVERNING LAWS; VENUE; ATTORNEYS’ FEES

30.1       THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WYOMING, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

30.2       Any legal action brought by the parties hereto relating to this Agreement will be conducted in BROWARD COUNTY, FLORIDA.

30.3       The prevailing party in any suit related to this Agreement will be entitled to recover its reasonable attorneys’ fees in addition to its costs and necessary disbursements.

31.       GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify TRD if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

32.       COMPLIANCE WITH LAWS

The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products, Licensed Services or practice of the Licensed Method. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold or otherwise exploited.

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33.       CONFIDENTIALITY

33.1       The Licensee and TRD will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information and other proprietary information, including the negotiated terms of this Agreement and any progress reports and royalty reports and any sublicense agreement issued pursuant to this Agreement (“Proprietary Information”) in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature from the date of disclosure until five (5) years after the termination or expiration of this Agreement. This confidentiality obligation will apply to the information defined as “Data” under the Secrecy Agreement and such Data will be treated as Proprietary Information hereunder.

33.2       The Licensee and TRD may use and disclose Proprietary Information to their employees, agents, consultants, contractors and, in the case of the Licensee, its Sublicensees, provided that such parties are bound by a like duty of confidentiality as that found in this Article 33 (Confidentiality). Notwithstanding anything to the contrary contained in this Agreement, TRD may release this Agreement or any sublicense, including any terms thereof, and information regarding royalty payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by TRD upon their request. If such release is made, TRD will request that such terms be kept in confidence in accordance with the provisions of this Article 33 (Confidentiality). In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available, then TRD may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions to such third party, but will not disclose the name of the Licensee unless Licensee has already made such disclosure publicly and will not disclose the financial terms contained in this Agreement.

33.3       All written Proprietary Information will be labeled or marked confidential or proprietary. If the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within thirty (30) days after the oral disclosure.

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33.4       Nothing contained herein will restrict or impair, in any way, the right of the Licensee or TRDto use or disclose any Proprietary Information:

33.4.1	that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;

33.4.2	that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

33.4.3	that recipient can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of the disclosing party; and

The Licensee or TRD also may disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law, provided that the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure.

33.5       Upon termination of this Agreement, the Licensee and TRD will destroy or return any of the disclosing party’s Proprietary Information in its possession within fifteen (15) days following the termination of this Agreement. The Licensee and TRD will provide each other, within thirty (30) days following termination, with written notice that such Proprietary Information has been returned or destroyed. Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

34.       MISCELLANEOUS

34.1       The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

34.2       This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

34.3       No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

34.4       This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Secrecy Agreement dated January 2017 is hereby superseded. The Option Agreement remains in effect.

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34.5       In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

34.6       This Agreement includes the attached Appendix(es) A and B.

34.7       No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than TRD and the Licensee any rights, remedies or other benefits under, or by reason of, this Agreement.

34.8       In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

IN WITNESS WHEREOF, both TRD and the Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

MyDX, INC		Torque Research & Development, Inc.

By:		By:
	(Signature)		(Signature)

Name:	Daniel Yazback	Name:	Michelle Markuson
(Please Print)

Title:	CEO	Title:	President

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TRD Agreement no. 2017-01-1111

RESEARCH & DEVELOPMENT AGREEMENT

THIS SPONSORED RESEARCH AGREEMENT (“Agreement”) is entered into on February 8, 2017 (the “Effective Date”) by and between Torque Research & Development, Inc. (“TRD”) and MyDx, Inc. a Nevada Corporation, with an office at 6335 Ferris Square, Suite B San Diego, CA 92121, (“Sponsor”).

RECITALS

TRD, has valuable experience, skill, and ability in “Manufacturable, Medical Grade Plastic Smart Devices and Related Medical Software Applications for Prescribers, Administrators and Patient Applications.”

Sponsor desires to have TRD undertake a research project in accordance with the scope of work described in Exhibit A, “Statement of Work and Tasks” (the “Research”).

Sponsor and TRD have entered into an agreement (the “Option”) whereby The TRD will forebear licensing certain patents (“TRD’ Patent Rights”) that Sponsor may need to practice any grant of rights under any License Agreement contemplated by this Agreement.

The research program contemplated by this Agreement is of mutual interest and benefit to TRD and Sponsor.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.	STATEMENT OF WORK. TRD agrees to perform the research project described in Exhibit A (“the Initial Statement of Work and Tasks”), which Exhibit is incorporated herein. Access to work carried on in TRD’s laboratories in the course of the Research shall be entirely under the supervision, direction, and control of TRD personnel.

TRD shall in its discretion contract any expert, consultant or contractor (“Subcontractor”) to perform any portion of the Research without Sponsor’s prior written consent.

2.	KEY PERSONNEL.
(A)	In addition to appropriate staffing levels necessary to complete the Research, there will be domain experts that maybe identified as a key personnel for the performance of the Research at TRD.

3.	PERIOD OF PERFORMANCE. This Agreement is effective for the period commencing on the Effective Date and continuing until the earlier of (a) three (3) years after the Effective Date, or (b) completion of the Research and may be extended only by written agreement of the parties. If, prior to the end of such three (3) year period, Sponsor agrees in writing to continue to sponsor the Research with a financial commitment substantially similar to that contained herein, then this Agreement shall continue for an additional period of up to three (3) years based on the level of Sponsor’s commitment.
4.	REIMBURSEMENT OF COSTS. TRD shall be reimbursed by the Sponsor for all costs including but not limited to direct and indirect incurred in connection with the Research up to the amount of $280,371 in accordance with the budget and its Terms attached as Exhibit B. While it is estimated that this amount is sufficient to conduct the Research, TRD may submit to the Sponsor a revised budget requesting additional funds. TRD shall not be obligated to incur expend in excess of those provided under this Agreement to conduct the Research. All expenses are indicative of internal and external resources and Sponsor shall be obligated to all budgeted amounts so long as quarterly progress reports are provide or prototypes have been delivered before the end of the term, whether expended or not.

PAYMENT TERMS

Sponsor shall pay the following amount (“Deferred Payment”) upon submission of an invoice from TRD at the time shown:

Amount Due	Date Due

$75,000	Within ninety (90) days following the Effective Date

At any time subsequent to execution of the Agreement, TRD shall be entitled to receive a maximum amount of Deferred Cash Compensation derived by multiplying: (i) fifteen percent (15%) and (ii) the aggregate of: (A) the (net of fees) amount, exclusive of a pass through investment, of any new debt or equity investment into the Company by a nonaffiliated third party (a “New Investment”) during the Term of this Agreement; and (B) all Strategic Party Cash received by the Company during the Term of this Agreement. A non-affiliated third party shall mean a party who is not presently an obligee of the Company or a Company shareholder. TRD, in its sole discretion, may elect to accept payment in whole or in part in the form of restricted common stock (“RS”). In the event TRD elects to accept RS the share price will be calculated based on the lowest intraday closing price on the Effective Date of this Agreement.

During the project period, beginning on the ninetieth (90th) day subsequent to the execution of the Agreement, TRD shall invoice the Sponsor each three (3) months per the Budget attached hereto in the performance of the Research.    Payment of such invoices shall be due no later than thirty (30) days after Sponsor approval of the invoice.  Payment shall be made by wire transfer to the account to be provided under separate cover.

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5.	TITLE TO EQUIPMENT.

In the event that TRD purchases equipment, title to such equipment will vest in TRD upon acquisition.

6.	INTELLECTUAL PROPERTY.
(A)	All rights to inventions or discoveries conceived and reduced to practice in the performance of Research conducted under this Agreement (the “Additional IP”) shall belong to TRD and shall be disposed of in accordance with it’s intellectual property policies and as set forth in this Agreement.
(B)	TRD hereby grants to the Sponsor the right to include the Additional IP in their existing license agreement identified by TRD no. 2017-02-1108, effective February 08, 2017 (“License”) provided that Sponsor is not in default of any payment or funding obligations required under this Agreement. If Sponsor should exercise this right, Sponsor shall assume all costs associated with the preparation and filing of any patents (“Patent Costs”) for the Additional IP and the Additional IP shall be included in the License.
(C)	Sponsor will advise TRD within (9) months from disclosure whether or not it wishes to exercise its right to include under the License said Additional IP. Notwithstanding the above, if TRD incurs any Patent Costs for the Additional IP, Sponsor shall advise TRD in writing within three (3) months of incurring the first Patent Costs. If Sponsor does not advise TRD within the time stated above, rights to the Additional IP shall be disposed of in accordance with TRD policies with no further obligation to Sponsor. For the avoidance of doubt, Sponsor’s exercise of such right prior to the completion of the Research shall not terminate the Research, and the Research and Sponsor’s funding obligations shall continue in accordance with this Agreement.
(D)	TRD shall promptly disclose to Sponsor any Additional IP made under this Agreement. Sponsor shall hold such disclosure on a confidential basis and will not disclose the information to any third party, other than its actual or prospective investors, on a confidential basis without consent of TRD. Sponsor shall advise TRD in writing within the period described in Section 6(B) whether or not it wishes to include under the License the Additional IP. If Sponsor elects to include the Additional IP under the License Sponsor shall assume all Patent Costs whether or not a patent(s) issues.

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(E)	Ownership of any software first created in the performance of the Research shall belong to TRD and shall be determined in accordance with U.S. Copyright law. Upon receipt of a copy of such software, Sponsor shall have thirty (30) days, extendible upon the mutual consent of both parties, to negotiate the terms of a copyright license agreement and TRD agrees to negotiate these license terms in good faith. During this period, TRD will not offer a commercial license to any other party.
7.	PUBLICATION. TRD agrees to provide Sponsor, in confidence, with an advanced copy of any publication resulting from the Research not less than thirty (30) days prior to the submission to a journal or any other public disclosure. At the request of the Sponsor, TRD agrees to delay the publication for a period of not more than ninety (90) days from the date the publication was originally provided to the Sponsor for the purpose of filing relevant patent applications to protect any new data.
8.	CONFIDENTIALITY.
(A)	Unless otherwise required by law, Sponsor will safeguard from disclosure information, oral or written, provided to it by the TRD (“Confidential Information”) and will only disclose to its actual or prospective investors in confidence.
(B)	Confidential Information does not include information which:
(i)	was known to Sponsor prior to the disclosure hereunder;
(ii)	was received from a third party not under an obligation of confidence to TRD;
(iii)	is in the public domain at the time of disclosure hereunder or subsequently entered the public domain without the fault of the Sponsor;
(iv)	is independently known prior to receipt thereof or is discovered independently by an employee of Sponsor without the use of the information supplied by TRD under this Agreement; or
(v)	is required to be disclosed by law.
(C)	The obligations of confidentiality under this paragraph shall survive and continue for five (5) years after the expiration of or early termination of this Agreement.
9.	REPORTS. TRD shall hold biannual meetings with Sponsor during the term of this Agreement summarizing the work conducted. A final report setting forth the accomplishments and significant research findings shall be prepared by TRD and submitted to the Sponsor within ninety (90) days of the expiration or early termination of this Agreement.

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10.	TERMINATION. This Agreement may be terminated by either party at any time upon the receipt of ninety (90) days written notice to the other party. The following Provisions shall survive such early termination: 6, 8, 10, 13, and 14. In addition, if Sponsor fails to make any payment required hereunder, this agreement shall terminate on the ninetieth (90th) day after TRD mails notice of such failure, unless payment is received before such ninetieth (90th) day. TRD may also terminate immediately if there is a Force Majuere event as detailed in Provision 15 below. Upon notification, TRD shall proceed in an orderly fashion to limit or terminate any outstanding commitments and/or to conclude the research. All costs associated with termination shall be allowable, including non-cancelable commitments incurred prior to receipt of termination notice and all expenses which have not been reimbursed to TRD by Sponsor. In the event of termination, TRD shall submit to Sponsor a final financial report in accordance with Paragraph 4 of this Agreement. Any costs and commitments incurred in excess of funds provided will be invoiced to Sponsor and will be payable by Sponsor within thirty (30) days. Any funds remaining from the advanced payment under Section 4 shall be returned to Sponsor within thirty (30) days.
11.	NOTICES. Any notices given under this Agreement shall be in writing and delivered by certified or registered return receipt mail, postage prepaid, or by facsimile addressed to the parties corporate headquarters.
12.	PUBLICITY. Neither party shall use the name, trade names, or trademarks of the other party or the other party’s employees in connection with any products, promotion, or advertising without the prior written permission of an authorized representative of the other party.
13.	USE OF RESEARCH RESULTS AND PRODUCT LIABILITY. To the extent it would otherwise be liable under applicable law, Sponsor agrees to hold harmless, indemnify and defend TRD from all liabilities, demands, damages, expenses and losses arising out of use by the Sponsor, or by any party acting on behalf of or under authorization from the Sponsor, or out of any use, sale of other disposition by the Sponsor, or by any party acting on behalf of or under authorization from the Sponsor, of products made by use of the results of the Research performed hereunder. The provisions of this paragraph shall survive termination.
14.	INDEMNIFICATION. To the extent it would otherwise be liable under applicable law, Sponsor hereby waives and agrees to indemnify, defend, and hold harmless TRD, it’s officers, trustees, agents, employees and contractors from any loss, claim of damages, or liability of any kind, including legal fees, court costs and other expenses in litigation or settlement of any claims, arising out of or in connection with this Agreement, except to the extent resulting from a breach of this Agreement by TRD. The provisions of this paragraph shall survive termination of this Agreement.

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15.	FORCE MAJEURE. Neither Party shall be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by any reason beyond their control, or by reason of any of the following occurrences: labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotion’s, acts of aggression, floods, earthquakes, acts of God, energy or other conservation measures, explosion, failure of utilities, material shortages, disease, or other such occurrences.
16.	ASSIGNMENT. This Agreement is personal to the Sponsor. The Sponsor may not assign or transfer this Agreement, without Sponsor prior written consent; provided, however, that Sponsor may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business or assets, or in the event of its merger, consolidation, change in control or other similar transaction. Any other attempted assignment by Sponsor without the written consent of Sponsor will be null and void. This Agreement is binding upon and will inure to the benefit of TRD, its successors and assigns.
17.	SEVERABILITY. In the event a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.
18.	INDEPENDENT CONTRACTOR. Each party shall be deemed to be an independent contractor of the other party, and neither shall be considered an agent, employee, joint venture or partner of the other. Neither party shall have authority to make warranties or representations or enter agreements on behalf of the other, nor shall either party be bound by the acts, statements or conduct of the other.
19.	INDEPENDENT INQUIRY. Nothing in this Agreement shall be construed to limit the freedom of researchers who are participants in this Agreement, whether paid under this Agreement, or not, from engaging in similar research inquiries made independently under other grants, contracts or agreements with parties other than the Sponsor.
20.	HEADINGS. The paragraph headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.
21.	ENTIRE AGREEMENT CHANGES. This Agreement and its appendices, together with the Option Agreement entered into between the parties of even date herewith and any license agreements that result from this Agreement, contain the entire agreement between the parties, and supersede any prior agreements between the parties, written or oral regarding the subject matter thereof. No amendments or changes to this Agreement shall be effective unless made in writing and signed by authorized representatives of TRD and Sponsor. All correspondence regarding terms of this Agreement shall be sent as specified in Provision 11.
22.	GOVERNING LAW. This Agreement will be governed and construed by the laws of the State of Florida, Broward County.

6

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by proper persons thereunto duly authorized.

MyDx, Inc.		Torque Research & Development, Inc.

By:		By:

Name:	Daniel Yazbeck	Name:	Michelle Markuson

Title:	CEO	Title:	President

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EXHIBIT A:

Initial Statement of Work and Tasks

Project Title:

“Manufacturable, Medical Grade Plastic Smart Vape Devices and Related Medical Software Applications for Prescribers, Administrators and Patient Applications.”

Scope of Work:

This Sponsored Research Project focuses on developing medical vape smart devices and related medical software applications for prescribers, administrators and patient applications that can be manufactured in high-volume. Based on the on the engineering and manufacturing experience of TRD the scope of the current research project is to develop these technologies into robust products. This effort incorporates the following major tasks:

1.	Develop integrated, manufacturable, smart vape electronic device

This task includes the further development of novel Smart Devices and applications, developing and testing new Bluetooth components to transmit data to a qualified applications, developing methods to integrate and track the data of multiple devices within a control group, and improving the properties and performance of the plastic based on the needs of specific alternative cannabinoid tablets and other forms of raw materials.

Under this scope of work, further development and optimization of design for manufacturing to decrease the cost of good sold and maintain the desired specifications is required in order to improve the device performance as well as transition to high volume manufacturing. Also, new enclosure materials will be explored.

Under the scope of work, further evaluation of components, costs, and sizes will be required, including but not limited to the PCB size, Bluetooth module, LED board, battery capacity and size, charging circuits, heating elements (including max temperature and consumption), interaction between oil and flow control module as well as Bluetooth board, remote power on/off switch, and Bluetooth transmission range, to name a few.

2.	Develop useful Software tools using safety and dosage control that is applicable to the professional medical community.

This task includes developing and demonstrating both iOS and Android software that can receive data from the Bluetooth device as well as control its functionality.

The period of performance for this project is 3 years. Progress on both tasks will be reported to MyDx, Inc. quarterly or biannually. Initial Milestones are as follows:

Q1

☐	Confirm achievable specifications and sample costs
☐	Confirm Solution and design schematic and PCB
☐	Design and optimize BOM.
☐	Characterize alternative parts

Q2

☐	Manufacture intial PCB
☐	Develop Firmware
☐	Design and begin prototyping device enclosure
☐	Develop methods to integrate multiple components.
☐	Outline initial customer facing and backend software

Q3

☐	Produce initial customer facing software with Android
☐	Develop a manufacturable process
☐	Assemble device and test
☐	Demonstrate performance of Beta prototype

Q4

☐	Initiate full beta testing with 10+ pen modules
☐	Update design and functionality based on Beta feedback
☐	Update software based on Beta feedback
☐	Build iOS Software

Q5

☐	Finalize manufacturing process and build initial general release units
☐	Proceed to secure regulatory certification (FCC/CE)
☐	Launch iOS and Android software in the iOS and Google Play stores
☐	Submit full manufacturing package to CM

EXHIBIT B

Project Budget

Project Title	Manufacturable, Medical Grade Plastic Smart Vape Devices and Related Medical Software Applications for Prescribers, Administrators and Patient Applications.

PROJECT PERIOD	Feb 1, 2017 - Feb 01, 20120

	2/01/17 - 2/01/18	2/1/18 - 2/01/19	2/1/19 - 2/01/20
SUMMARY	YEAR 1	YEAR 2	YEAR 3	Cumulative

PERSONNEL

PI – Chief Engineer (salary & fringe)	$12,254	$12,713	$13,845	$38,812
Technician (salary & fringe)	$42,319	$46,349	$50,545	$139,213

TRAVEL	$2,000	$2,000	$2,000	$6,000

SUPPLIES	$4,000	$3,800	$3,546	$11,346

OTHER COST:
INRF Lab Rm Fac Access Fees @ $500/mo X 2	$12,000	$12,000	$12,000	$36,000
INRF Tooling Fees	$12,000	$12,000	$12,000	$36,000
INRF User Support Fee @ $500 X 2	$1,000	$1,000	$1,000	$3,000

EQUIPMENT	$5,000	$5,000	$0	$10,000

TOTAL DIRECT COST	$90,573	$94,862	$94,936	$280,371

TOTAL	$90,573	$94,862	$94,936	$280,371

Each three month period commencing on the Effective Date during the term of this Agreement, Sponsor shall pay up to 1/4th of the applicable Total Cash Contributed amount set forth above for the applicable contract year. The above fees are estimates and indicative of internal and external expenses charged whether expended or not to achieve the result. TRD may elect to accept payment in whole or in part in the form of restricted common stock (“RS”). In the event TRD elects to accept RS it will be done based on the lowest intraday closing price as of the Effective Date of this Agreement.

The overall budget may be amended in writing by either Party at the end of each annual budget period for this Agreement.